APOLLO MEDICAL HOLDINGS, INC.

CODE OF ETHICS

(adopted April 19, 2018)

Introduction

The Board of Directors of Apollo Medical Holdings, Inc. (the “Company”) has adopted this Code of Ethics (this “Code”) for its directors, officers and other employees (individually, an “Apollo Party” and collectively, “Apollo Parties”). As used herein, any principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions are sometimes also referred to as the “Senior Financial Officers.”

This Code has been reasonably designed to deter wrongdoing and to promote:

•	Honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

•
Full, fair, accurate, timely and understandable disclosure in reports and documents that a registrant files with, or submits to, the Securities and Exchange Commission and in other public communications made by the Company;

•    Compliance with applicable governmental laws, rules and regulations;

•    The prompt internal reporting to an appropriate person or persons identified in this
Code of violations of this Code; and

•    Accountability for adherence to this Code.

I. Honest and Ethical Conduct

Apollo Parties are expected to act and perform their duties ethically, honestly and with the utmost integrity. Honest conduct is free from fraud and deception. Ethical conduct conforms to accepted professional standards and includes the ethical handling of actual and apparent conflicts of interest between personal and professional relationships, as discussed in greater detail below.

II. Compliance with Laws, Rules and Regulations

It is the policy of the Company to comply with all applicable laws, rules and regulations, and it is the personal responsibility of each Apollo Party to adhere to all standards and restrictions imposed by these laws, rules and regulations. In particular, each Apollo Party will adhere to all laws, rules and regulations relating to accounting and auditing matters. Any Apollo Party with questions about applicability or interpretation of any law, rule or regulation should contact a member of the Company’s upper management.

III. Conflicts of Interest

In performing their job duties, Apollo Parties are expected to use good judgment to act, at all times and in all ways, in the best interests of the Company. A “conflict of interest” exists where an Apollo Party’s personal interest, or the interest of a family member, comes into conflict with or interferes with the best interests of the Company. For example, a conflict of interest may occur when an Apollo Party or family member receives a personal benefit as a result of the Apollo Party’s position with the Company. A conflict of interest may also arise from an Apollo Party’s business or personal relationship with a competitor, supplier, customer, business partner or other Apollo Party if the relationship impairs the Apollo Party’s objective business judgment, or from the receipt of gifts or services in certain situations.

Any Apollo Party who is aware of a conflict of interest, or is concerned that a conflict of interest might develop, must discuss the matter with a supervisor or a member of the Company’s upper management promptly. Senior Financial Officers may, in addition, discuss the matter with the Audit Committee of the Board of Directors of the Company (the “Audit Committee”).

IV. Insider Trading

Federal and state laws prohibit trading in securities by persons who have material information that is not generally known or available to the public. Apollo Parties may not (a) trade in stock or other securities while in possession of material nonpublic information, (b) pass such information on to others without the express authorization of the Company, or (c) recommend to others that they trade in stock or other securities of any company based on material nonpublic information.

The Company has adopted an Insider Trading Policy to implement this policy and assist in compliance with insider trading laws. All Apollo Parties are required to review and follow the Company’s Insider Trading Policy, and certain Apollo Parties must comply with designated blackout periods for trading described in the Insider Trading Policy when trading in Company securities.

V. Discrimination and Harassment

The Company provides equal opportunity in all aspects of employment and will not tolerate any illegal discrimination or harassment of any kind.

VI. Health and Safety

The Company strives to provide a clean, safe and healthy work environment to all Apollo
Parties. Each Apollo Party is responsible for maintaining a safe and healthy workplace for all other Apollo Parties by following safety and health rules and practices, and reporting any accidents or injuries, and any unsafe equipment, practices or conditions.

VII. Bribery; Payments to Government Personnel

Apollo Parties may not bribe anyone for any reason, whether in dealings with governments or in the private sector. The United States Foreign Corrupt Practices Act, and similar laws in other countries, prohibit offering or giving anything of value to government officials in order to secure business. Apollo Parties may not make any illegal payments to government personnel, whether directly or through a third party, and should contact a member of upper management for guidance when conducting business with government officials of any country.

VIII. Recordkeeping, Reporting and Financial Integrity

The Company’s books, records, accounts and financial statements must be appropriately maintained in reasonable detail at all times, and must properly reflect the Company’s transactions and conform to the Company’s system of internal controls and applicable law. The Company’s public financial reports must contain full, fair, accurate, timely and understandable disclosure, as required by law.

IX. Additional Provisions Applicable to Senior Financial Officers

Senior Financial Officers are responsible for ensuring that the disclosures in the Company’s periodic reports are full, fair, accurate, timely, and understandable, as required by law. In doing so, Senior Financial Officers must take all such action reasonably necessary to (I) establish and comply with disclosure controls and procedures, as well as accounting and financial controls, that are designed to ensure that all material information related to the Company is made known to them; (ii) confirm that the Company’s periodic reports comply with the requirements of Sections 13(a) and/or 15(d) of the Securities Exchange Act of 1934; and (iii) ensure that the information in the Company’s periodic reports fairly presents in all material respects the financial condition and results of operations of the Company.

Senior Financial Officers shall not knowingly (I) make, or permit or direct any other person to make, materially false or misleading entries in the financial statements or records of the Company or any of its subsidiaries; (ii) sign, or permit or direct another person to sign, a document containing materially false and misleading information; or (iv) falsely respond, or fail to respond, to specific inquiries from the Company’s independent auditor or outside counsel.

X. Internal Reporting

Apollo Parties shall take all appropriate actions to stop known misconduct by fellow
Apollo Parties that violate this Code. Apollo Parties shall report any known or suspected misconduct to their supervisors or a member of the Company’s upper management, or, in the case of misconduct by a Senior Financial Officer, to the Chair of the Audit Committee.

Apollo Parties are encouraged to report any breach of this Code. The Company will not retaliate or allow retaliation for any reports made in good faith.

XI. Accountability

All Apollo Parties will be held strictly accountable for adherence to this Code. Questions concerning this Code may be directed to a member of upper management or the Audit Committee. Violations of this Code may result in disciplinary action, including termination, and if warranted, legal proceedings. This Code is a statement of certain fundamental principles that govern the Apollo Parties in the conduct of the Company’s business. It does not create any rights in any employee, customer, supplier, competitor, stockholder or any other person or entity. The Audit Committee will investigate violations and appropriate action will be taken in the event of any violation of this Code.

XII. Waivers and Amendments

The Board of Directors shall have the sole authority to approve any waiver or deviation from this Code for any Apollo Party, and any amendment or waiver of this Code shall be promptly disclosed as required by law. Specifically, any waiver or modification of this Code for a Senior Financial Officer will be promptly disclosed to stockholders as required by law, regulation or rule of a stock exchange on which the Company’s securities are traded.